Exhibit 3.82

BY-LAWS

of the

BURLINGTON COAT FACTORY WAREHOUSE OF ATLANTA, INC.

(Incorporated under the laws of the State of Georgia.)

SECTION 1. In addition to its registered office in the State of its incorporation, the corporation may also have offices at such other places within or without the state as the Board of Directors shall from time to time determine.

SECTION 2. Meetings of the stockholders and meetings of the Board of Directors may be held at the principal office or at any other place or places within or without the state, as may be determined by the Board.

SECTION 3. The annual meeting of the stockholders of the corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the                          in each year, unless such day is a legal holiday in the state in which the meeting is to be held, in which case such meeting shall be held on the first day thereafter which is not a legal holiday.

SECTION 4. Subject to specific requirements of law, special meetings of the stockholders of the corporation may be held upon call of the President, of the Board of Directors, or of the stockholders holding one-fifth of the outstanding capital stock having voting power. Such call shall state the time, place and purposes of the meeting; and if no place thereof has been fixed by the Board, the meeting may be held at such place within or without the state of incorporation as may be set forth in the call.

SECTION 5. Notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be mailed by the Secretary or the officer performing his duties, not less than ten (10) nor more than forty (40) days before the meeting, to each stockholder of record having voting power and entitled to such notice, at his last known post office address; provided, however, that if a stockholder be present at a meeting, or in writing waive notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary.

SECTION 6. The holders of a majority of the shares of stock of the corporation having voting power present in person or by proxy at any meeting of stockholders shall constitute a quorum, but less than a quorum shall have power to adjourn any meeting from time to time without notice.

Subject to the provisions of law, the Articles of Incorporation and the other provisions of these By-Laws, each holder of stock shall be entitled, at every meeting of the stockholders, to one vote for each share of such stock registered in his name on the books of the corporation. At all meetings of stockholders, except as otherwise required by law, or by the Articles of Incorporation or the By-Laws of the corporation, all matters shall be decided by the vote of the holders of a majority of the stock present or represented at the meeting and entitled to vote thereat.

To the extent provided by law, any stockholder entitled to vote may vote by proxy, provided that the instrument authorizing such proxy to act shall have been executed in writing by the stockholder himself, or by his duly authorized attorney. No proxy shall be valid, however, after the expiration of eleven (11) months from the date of its execution unless other provided in the proxy. Prior to the exercise thereof, every proxy shall be revocable at the pleasure of the person executing it, or his personal representatives or assigns.

SECTION 7. Before each meeting of stockholders, a complete list, arranged in alphabetical order, of the stockholders entitled to vote at the meeting shall be prepared and shall, during the entire meeting be open to the examination of any stockholder for the purposes of the meeting.

SECTION 8. Certificates of stock shall be of such form and nature as the Board of Directors may elect and shall be signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

SECTION 9. The stock of the corporation shall be transferable or assignable only on the books of the corporation by the holders in person or by attorney, on the surrender of the certificates therefore.

SECTION 10. The affairs of the corporation shall be managed by a Board consisting of three (3) directors, who shall be elected annually by the stockholders entitled to vote and shall hold office until their successors are elected and qualified.

Any director may be removed by a majority of the directors at any meeting of the Board of Directors, for malfeasance, misfeasance, nonfeasance or incapacity or inability to act. Vacancies in the Board of Directors shall be filled by the remaining directors at a regular or special meeting.

SECTION 11. Meetings of the Board of Directors shall be held at the times fixed by resolutions of the Board or upon call of the President, or any two directors; and if no place thereof has been fixed by the Board, the meeting may be held within or without the state of incorporation at such place as may be set forth in the call. The secretary or officer performing his duties shall give reasonable notice (which need not in any event exceed two days) of all meetings of directors; provided that a meeting may be held without notice immediately after the annual election, and notice need not be given of regular meetings held at times, fixed by resolutions of the Board. Meetings may be held at any time without notice if all the directors were present or if those not present waive notice either before or after the meeting. Notice by mail or telegraph to the usual business or residence address of the directors not less than the time specified before the meeting shall be sufficient. A majority of the directors shall constitute a quorum.

Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or the Committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board or Committee shall be filed with the minutes of the proceedings of the Board or Committee.

SECTION 12. The Board of Directors shall have power to authorize the payment of compensation to the directors for services to the corporation, including traveling allowance for attendance at meetings.

SECTION 13. The Board of Directors, as soon as may be after the election of directors in each year, shall elect a President of the corporation, one or more Vice Presidents, a Secretary and a Treasurer, and shall from time to time appoint such other officers as they may deem proper.

SECTION 14. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, but any officer may be removed from office at any time by the Board of Directors without cause assigned.

SECTION 15. The officers of :the corporation shall have such duties as usually pertain to: their respective offices, except as modified by the Board of Directors, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors.

SECTION 16. The Board of Directors are authorized to select such depositaries as they shall deem proper for the funds of the corporation. All checks and drafts against such deposited funds shall be signed and countersigned by persons to be specified by the Board of Directors.

SECTION 17. The corporate seal of the corporation shall be in such form as the Board of Directors shall prescribe.

SECTION 18. The fiscal year of the corporation shall be

SECTION 19. The Board of Directors may alter or amend these By-Laws at any meeting duly held as above provided, the notice of which includes notice of the proposed amendment.

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